Exhibit 99.1

Internal Only
EXECUTIVE ANNOUNCEMENT
To: All Baker Hughes employees From: Martin Craighead, Chairman and CEO
New appointments to Baker Hughes Executive Leadership Team
We are now in the fifth year of the ONE Baker Hughes matrix organization. In that time, geomarkets have matured into the stable operating engine of our company, providing quality services and customized solutions to our customers all over the world. Building on this solid foundation, we are ready to make a few adjustments to simplify our operating structure, drive further efficiency, and improve our decision quality and speed.
Effective Oct. 1, the Hemisphere management layer will be removed, regions will be aggregated, and new regional leaders will be appointed as follows:
•    Richard Williams, President, North America, based in Houston
•    Maria Borras, President, Latin America, based in Houston
•    Art Soucy, President, Europe, Africa, and Russia Caspian (EARC), based in London
•    Khaled Nouh, President, Middle East and Asia Pacific (MEAP), based in Dubai
All four region presidents will join the Executive Leadership Team and report directly to me.
To increase focus on our product line businesses, create a compelling strategy for breakthrough growth, and chart a clearer course with Information Technology, the following appointments will also be effective Oct. 1:
•    Belgacem Chariag, President, Global Products and Services (GPS)
•    Derek Mathieson, Vice President, Strategy and Corporate Development
•    Archie Deskus will move onto the Executive Leadership Team in her role as Chief Information Officer
Together with all other members of the Executive Leadership Team, Belgacem, Derek, and Archie will report directly to me.
It is my expectation that these new appointments will result in further alignment in our business, and drive efficiency and margin improvement in the short term while positioning Baker Hughes for industry-leading profitable growth in the coming years.